EXHIBIT 16.1

November 12, 2010

US Securities and Exchange Commission 100 F. Street, N.E. Washington, D.C. 20549

Dear Sirs:

We have read the statements of Inolife Technologies, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated November 12, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Jewett, Schwartz, Wolfe & Associates
Hollywood, Florida

200 South Park Road, Suite 150 • Hollywood, Florida 33021 • Main 954.922.5885 • Fax 954.922.5957 • www.jsw-cpa.com
Member - American Institute of Certified Public Accountants • Florida Institute of Certified Public Accountants
Private Companies Practice Section of the AICPA • Registered with the Public Company Accounting Oversight Board of the SEC